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EXHIBIT 99.1

                                                           CONTACTS: Rob Stewart
                                                              Investor Relations
FOR RELEASE                                                   Tel (949) 480-8300
-----------                                                   Fax (949) 480-8301
July 13, 2004


                 ACACIA ISSUES STATEMENT REGARDING MARKMAN ORDER
                         IN ADULT ENTERTAINMENT LAWSUIT

         Newport Beach, Calif. - (BUSINESS WIRE) July 13, 2004 - Acacia Research Corporation (Nasdaq: ACTG; CBMX) made the following statements today on a conference call regarding the Markman Order issued in its litigation against certain adult online entertainment companies.

         On July 12, 2004, the Judge issued a Markman ruling interpreting claims from 2 of the 5 U.S. patents that Acacia refers to as its DMT(R) or Digital Media Transmission portfolio. These 2 patents are being asserted against certain adult entertainment companies in litigation that is pending in the District Court for the Central District of California.

         The ruling is a 40 page decision, the details of which are being studied by Acacia's attorneys. The Judge defined certain terms from the patents and requested additional briefing and expert testimony on other terms.

         Based upon those terms that the Judge did define, Acacia believes that at least 6 patent claims asserted in this case are being infringed by the defendants. Following the additional briefing and motions requested by the Court, Acacia may have additional claims that are being infringed by the defendants in this case. In order to be liable for patent infringement, only one patent claim need be infringed to entitle the patent holder to damages and the injunctive relief sought by Acacia.

         One issue that was in dispute in the litigation is whether these patents apply to the Internet. The Court's ruling on the meaning of certain claim terms, in Acacia's judgment, make clear that the scope of these patents cover the transmission of digital content over the Internet.

         On certain claim terms, particularly certain terms in claim 1 of the `992 Patent and in the `702 patent claims, the Judge has raised issues of indefiniteness, for which he wants to hear expert testimony on what a person "skilled in the art" believes those terms to mean. The parties were not permitted to introduce such expert testimony at the earlier Markman hearings. In non-legal terms, indefiniteness means that a term in a claim is written in a manner that one of ordinary skill in the art would not understand an aspect of the invention.

         The Court does not currently have any expert testimony before it to make that determination, which is why expert testimony has been requested. Acacia's goal is to convince the Court that these terms in the claims are not indefinite by presenting this evidence. Regardless of the outcome on these terms, Acacia has several other claims that are not indefinite and the company believes are being infringed.

         The Court has scheduled a conference call for August 17, at which time the Judge will set a schedule for briefing and oral arguments on motions that the parties wish to file. Acacia anticipates filing several motions for the Court to consider, and anticipate that the defendants will do so as well. Oral arguments will probably be scheduled in the fall, with decisions coming in the following months.

         In Markman proceedings, it is typical for both sides to win certain issues and lose certain issues. This case is no different, and the meaning of several claim terms has still not been decided. This is one step in what is typically a long process. Acacia continues to believe that it has a strong argument of infringement against Internet, cable and satellite providers of digital content.

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         Acacia also recently filed a lawsuit in the Northern District of
California against certain cable and satellite companies for infringement of all 5 of Acacia's U.S. DMT(R) patents. Acacia believes that the favorable claim constructions provided by the Court suggests that Acacia will receive favorable claim construction on the identical and similar terms of the `863 patent claims and the terms of the other patent claims being asserted against the cable and satellite companies.

         Acacia has entered into 151 license agreements for its DMT(R) technology for cable television services, corporate websites, e-learning, hotel in-room entertainment, and online entertainment, movies, music, news, and sports.


ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation comprises two operating groups, Acacia Technologies Group and CombiMatrix Group.

The Acacia Technologies Group develops, acquires, and licenses patented technologies. Acacia's DMT(R) technology, which is supported by 5 U.S. and 31 foreign patents, relates to audio and audio/video transmission and receiving systems commonly known as audio-on-demand, video-on-demand, and audio/video streaming, and is used for distributing digital content via several means including Internet, cable, satellite and wireless systems.

The CombiMatrix Group is developing a platform technology to rapidly produce customizable active biochips, which are semiconductor-based tools for use in identifying and determining the roles of genes, gene mutations and proteins. CombiMatrix's technology has a wide range of applications including DNA synthesis/diagnostics, drug discovery, and immunochemical detection. CombiMatrix's Express Track(sm) drug discovery program is a systems biology approach, using its technology, to target common viral diseases with siRNA compounds.

Acacia Research-Acacia Technologies (Nasdaq: ACTG) and Acacia
Research-CombiMatrix (Nasdaq: CBMX) are both classes of common stock issued by Acacia Research Corporation and are intended to reflect the performance of the respective operating groups and are not issued by the operating groups.

Information about the Acacia Technologies Group and the CombiMatrix Group is available at www.acaciaresearch.com.

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